EXHIBIT 99.3

CapitalSouth Acquisition of Monticello Bancshares
Summary of Strategic Value

Strategic Fit:

With this transaction and planned de novo expansions in the high growth Jacksonville market, CapitalSouth expects to have four strategically located offices and $200 million in deposits in the Jacksonville market by the end of 2007.

Product expansion:

Monticello's mortgage operations have produced in excess of $250 million in prime residential mortgage loans each of the past three years, substantially all of which has been generated in the states of Florida, Georgia, North Carolina and South Carolina, and represents a new opportunity for CapitalSouth to expend its reach into other high growth metropolitan areas in the Southeast.

Management:

The mortgage operations, based in Fitzgerald, Georgia, are expected to continue to be managed from that location by Jake Bowen, the CEO of Monticello, and Byron McDaniel, the current president of the mortgage division of Monticello.

Bill Marsh, President of Monticello Bank, and Mark Healey, Senior Lender of Monticello, will join Fred Coble, President of CapitalSouth Jacksonville, to create a dynamic executive management team in the Jacksonville market.

Efficiency:

The combination of CapitalSouth and Monticello in Jacksonville creates opportunities to generate efficiencies in the following areas:
•	Increased leverage of the combined capital base
•	Reduced back-office redundancies
•	Operations and information technology synergies
•	Improved control and compliance systems